                                                  Filed Pursuant to Rule 424(b)2
                                            Registration Statement No. 333-31619
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 24, 1997)

                                                               [LOGO]

                                  $500,000,000
                                SUNAMERICA INC.
                          MEDIUM-TERM NOTES, SERIES 3
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                               ------------------

    SunAmerica Inc. (the "Company") may offer from time to time up to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes, Series 3 (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Company of certain other securities pursuant to the Registration Statement of which the accompanying Prospectus is a part. Each Note will mature on a Business Day nine months or more from the date of issue, as specified in a pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption by the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as set forth therein and specified in the applicable Pricing Supplement.

    The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners).

    Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, Floating Rate/Fixed Rate Note or Inverse Floating Rate Note and whether its rate of interest is determined by reference to one or more of the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the CMF Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier and will specify such other terms applicable to such Note. See "Description of Notes." Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on June 1 and December 1 of each year and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity. Notes may also be issued with original issue discount and such Notes may or may not currently pay interest.
                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR
    ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                               PRICE TO               AGENTS' DISCOUNTS AND           PROCEEDS TO THE
                                               PUBLIC(1)                COMMISSIONS(2)(3)              COMPANY(2)(4)
Per Note............................             100%                     .125% - .750%              99.875% - 99.250%
Total...............................         $500,000,000             $625,000 - $3,750,000     $479,375,000 - $496,250,000

(1) Unless otherwise specified in an applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.
(2) The Company will pay a commission ranging from .125% to .750% of the principal amount of a Note, depending upon its Stated Maturity Date, to Chase Securities Inc., Deutsche Morgan Grenfell Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Edward Jones & Co., L.P., First Chicago Capital Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities Inc. and Smith Barney Inc. (each an "Agent" and collectively, the "Agents"). Commissions with respect to Notes with a Stated Maturity Date in excess of 30 years from the date of issue which are sold through an Agent will be agreed to by the Company and such Agent at the time of such sale. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent, as principal, will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission as described above applicable to a sale of Notes with an identical Stated Maturity Date.
(3) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(4) Before deducting expenses payable by the Company estimated at $400,000.
                         ------------------------------

    The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. In addition, the Company may arrange for the Notes to be sold through other agents, may sell Notes directly on its own behalf and may solicit and accept offers and accept unlimited offers, to purchase Notes directly on its own behalf or from any other broker or dealer. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if its solicits the offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                         ------------------------------

MERRILL LYNCH & CO.          CHASE SECURITIES INC.      DEUTSCHE MORGAN GRENFELL

DONALDSON, LUFKIN & JENRETTE    EDWARD JONES & CO., L.P.   FIRST CHICAGO CAPITAL
MARKETS, INC.
       SECURITIES CORPORATION

GOLDMAN, SACHS & CO.         J.P. MORGAN & CO.        MORGAN STANLEY DEAN WITTER

NATIONSBANC MONTGOMERY                                         SMITH BARNEY INC.
                            ------------------------

          The date of this Prospectus Supplement is November 26, 1997.

    CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF NOTES PURCHASED BY ONE OR MORE OF THE AGENTS AS PRINCIPAL ON A FIXED PRICE OFFERING BASIS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR ANY REFERENCE SECURITY (AS DEFINED HEREIN). SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENTS, STABILIZING TRANSACTIONS, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" HEREIN AND IN THE RELEVANT PRICING SUPPLEMENT.
                            ------------------------

                              DESCRIPTION OF NOTES

    The following description of the Notes offered hereby (referred to in the accompanying Prospectus under the caption "Description of the Senior Debt Securities and Subordinated Debt Securities" as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the Prospectus under the caption "Description of the Senior Debt Securities and Subordinated Debt Securities," to which reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Senior Debt Indenture referred to in the Prospectus. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus, the Senior Debt Indenture and the Notes.

GENERAL

    The Notes constitute Senior Debt Securities as described in the Prospectus and will be issued under the Senior Debt Indenture. The Notes will be unsecured unsubordinated obligations of the Company and will rank PARI PASSU with all other unsecured unsubordinated debt of the Company. The Senior Debt Indenture does not limit the amount of Senior Debt Securities that may be issued and provides that Senior Debt Securities may be issued from time to time in one or more series.

    The Senior Debt Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. Since the Company is a holding company, the Notes are effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such. Claims on the Company's subsidiaries by creditors other than the Company include substantial claims for policy benefits, as well as other liabilities incurred in the ordinary course of business. At June 30, 1997, the Company's subsidiaries had outstanding approximately $21.3 billion of liabilities (excluding variable annuity liabilities, with respect to which assets are segregated in separate accounts). In addition, since many of the Company's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends or make loans or advances to the Company without prior regulatory approval is limited by applicable laws and regulations. See "Description of the Senior Debt Securities and Subordinated Debt Securities--General" in the accompanying Prospectus.

    The Notes are currently limited to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuing basis and will mature on a Business Day (as defined herein) nine months or more from the date of issue, as specified in an applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at significant discounts from their principal amount payable at the Stated Maturity Date (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise) (each such date, a "Maturity"), and some Notes may not bear interest.

    Unless otherwise indicated in a Note or in an applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. If any of the Notes are to be denominated other than in United States dollars or if the principal of, and interest on, the Notes, and any premium provided for in any Note is to be payable in or by reference to a currency (or in composite currency units or in amounts determined by reference to one or more currencies) other than that in which such Note is denominated or the value, rate or price of one or more specified indices, provisions with respect thereto will be set forth in such Note and in the applicable Pricing Supplement.

    Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

    Each Note will be issued in fully registered form as a Book-Entry Note or a Definitive Note, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Book-Entry Notes." Registration of transfer of Definitive Notes will be made at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

    Payments of principal of, and premium and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Definitive Notes, payment of principal or premium, if any, at the Maturity of each Definitive Note will be made in immediately available funds upon presentation of the Definitive Note at the office or agency of the Company maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, or at such other place as the Company may designate (or, in the case of any repayment on an Optional Repayment Date, upon presentation of the Definitive Note in accordance with the provisions thereon as described below). Payment of interest due at Maturity will be made to the person to whom payment of the principal of the Definitive Note shall be made. Payment of interest due on Definitive Notes other than at Maturity will be made at the office or agency of the Company maintained by the Company for such purpose or, at the option of the Company, may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the registry books of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Dates will, at the option of the Company, be entitled to receive interest payments (other than at Maturity) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder.

REDEMPTION AT THE OPTION OF THE COMPANY

    Unless otherwise indicated in an applicable Pricing Supplement, Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, Notes will be subject to redemption at the option of the

Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On or after the Initial Redemption Date, if any, the related Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 at the option of the Company at the applicable Redemption Price, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, will initially mean a percentage, the Initial Redemption Percentage, of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage, the Annual Redemption Percentage Reduction, if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

    If so indicated in an applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to the Stated Maturity Date. Any repayment in part will be in increments of $1,000 provided that any remaining principal amount of such Note will be an authorized denomination of such Note. Unless otherwise provided in an applicable Pricing Supplement, the repayment price for any Note so repaid will be 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment. For any Note to be so repaid the Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the Optional Repayment Date. Exercise of such repayment option by the Holder will be irrevocable.

    While the Book-Entry Notes are represented by global securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable participant that has an account with the Depositary, on behalf of the owners of the beneficial interests in such Book-Entry Notes, by delivering a written notice substantially similar to the above-mentioned form to the Trustee at the Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the Optional Repayment Date. Notices of elections from participants on behalf of beneficial owners of the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of Book-Entry Notes must so direct the applicable participant before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Book-Entry Notes should consult the participants through which they own their interest in the Book-Entry Notes for the respective deadlines for such participants. All notices shall be executed by a duly authorized officer of such participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Book-Entry Notes shall effect delivery of such Book-Entry Notes at the time such notices of election are given to the Depositary by causing the participant to transfer such beneficial owner's interest in the Book-Entry Notes, on the Depositary's records, to the Trustee. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Book-Entry Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

    GENERAL

    Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a record date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding record date to the registered Holder on such next succeeding record date. Unless otherwise specified in an applicable Pricing Supplement, a "record date" shall be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

    FIXED RATE NOTES

    Unless otherwise specified in an applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity, as the case may be, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in an applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    Interest on Fixed Rate Notes will be payable semiannually, unless otherwise specified in an applicable Pricing Supplement, June 1 and December 1 of each year and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

    FLOATING RATE NOTES

    Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, record dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency and the Designated LIBOR Page, as described below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

        (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

        (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement date.

       (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

    Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

    Unless otherwise provided in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in an applicable Pricing Supplement, the interest rate in effect on each day shall be
(a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the next preceding Interest Reset Date.

    Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the "CD Rate," (ii) the "Commercial Paper Rate," (iii) the "Eleventh District Cost of Funds Rate," (iv) the "Federal Funds Rate," (v) "LIBOR," (vi) the "Prime Rate," (vii) the "CMT Rate," (viii) the "Treasury Rate," or (ix) such other Interest Rate Basis or interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/ Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

    Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month (with the exception of Eleventh District Cost of Funds Rate Notes, all of which reset monthly, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day that, in The City of New York, is not a day on which banking institutions are authorized or required by law or regulation to close and, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, is also a London Business Day. As used herein, "London Business Day" means any day (a) if the Index Currency is other than the European Currency Unit ("ECU"), on which dealings in deposits in such Index Currency are transacted in the London interbank market or (b) if the Index Currency is the ECU, that is not designated as an ECU Non-Settlement Day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments on ECUs shall not be made.

    A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Each Floating Rate Note will bear interest from the date of issue at the rates specified therein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Pricing Supplement, the Interest Payment Dates in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, will be the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; (ii) quarterly, will be the third Wednesday of March, June, September and December of each year; (iii) semiannually, will be the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, will be the third Wednesday of the month of each year specified in the applicable Pricing Supplement and, in each case, interest will be payable at Maturity. If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payments shall accrue for the period from and after such Maturity.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545%(or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Notes denominated other than in United States dollars, the nearest unit (with one-half cent or unit being rounded upward).

    Unless otherwise specified in the applicable Pricing Supplements, interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Floating Rate Notes), to but excluding the related Interest Payment Date or maturity, as the case may be.

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate or the CMT Rate. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement and the Notes.

    The interest rate applicable to each Interest Rate Reset Period commencing on the Interest Reset Date with respect to such Interest Rate Reset Period will be the rate determined as of the applicable Interest Determination Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; the Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Rest Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index; and the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasure Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two. Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Unless otherwise provided in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    CD RATE. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release " Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the Caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED HOWEVER, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the designated CMT Telerate Page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates as approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized securities rating agency, provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined on such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =    D X 360          X 100
                        --------------
                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Eleventh District cost of Funds Rate Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of

Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7175 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7175 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average Cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations,then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent prior to 9:00 A.M., New York City time on such Federal Funds Rate Interest Determination Date; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date. Rate determined on such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any ) specified in such LIBOR Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR

    Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following that LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified.

    "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to U.S. dollars, Deutsche marks, and the ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, and Luxembourg, respectively.

    PRIME RATE. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date resulting to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 9:00 A.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate as determined based on the last such rate published in H.15(519).

    "Reuters Screen USPRIME1 Page" means the display as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement. "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    Notes may be issued at a price less than their redemption price at Maturity, resulting in such Notes being treated as if they were issued with original issue discount for Federal income tax purposes ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Taxation." Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

    Notes also may be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or securities, the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency, or such other price or exchange rate or other contingency as may be specified in such Note ("Indexed Notes"), as set forth in an applicable Pricing Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, certain historical information with respect to the specified indexed item and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

    An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at Maturity may be less than the original purchase price of such
Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

EXCHANGEABLE NOTES

    Notes may be issued, from time to time, that are optionally or mandatorily exchangeable into the securities of an entity unaffiliated with the Company, into a basket of such securities, into an index or indices of such securities or into any combination of the above, as may be set forth in the applicable Pricing Supplement (the "Exchangeable Notes"). The Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium.

    Unless otherwise specified in the applicable Pricing Supplement, optionally Exchangeable Notes (the "Optionally Exchangeable Notes") will entitle the holder of such a Note, during a period, or at specific times, to exchange such Note for the underlying security, basket of securities or index or indices (or combination thereof) at a specified rate of exchange. If so specified in the applicable Pricing Supplement, Optionally Exchangeable Notes will be redeemable at the option of the Company prior to maturity. If the holder of an Optionally Exchangeable Note does not elect to exchange such Note prior to maturity or any applicable redemption date, such holder will receive the principal amount of such Note.

    Unless otherwise specified in the applicable Pricing Supplement, mandatorily Exchangeable Notes (the "Mandatorily Exchangeable Notes") do not entitle the holder of such a Note to exchange such Note prior to maturity; at maturity, the holder is required to exchange such Note for the underlying security, basket of securities or index or indices of securities (or combination thereof) at a specified rate of exchange, and, therefore, the holder of a Mandatorily Exchangeable Note may receive less than the principal amount of such Note at maturity. If so indicated in the applicable Pricing Supplement, the specified rate at which a Mandatorily Exchangeable Note may be exchanged may vary depending on the value of the underlying security, basket of securities or index or indices (or combination thereof) so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying security, basket of securities or index or indices (or combination thereof).

    Upon exchange, at maturity or otherwise, the holder of an Exchangeable Note may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket or index or indices at the specified exchange rate or the cash value of such underlying security or securities, as may be specified in the applicable Pricing Supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities or both, and the Exchangeable Notes may or may not provide for protection against fluctuations in the rate of currency exchange between the currency in which such Note is denominated and the currency or currencies in which the market prices of such underlying security or securities are quoted, as may be specified in the applicable Pricing Supplement. Exchangeable Notes may have other terms, which will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Upon issuance, all Book-Entry Notes having the same Original Issue Date, Stated Maturity Date and otherwise having identical terms and provisions will be represented by one or more global securities (each, a "Global Note"). The provisions set forth under "Description of the Senior Debt Securities and Subordinated Debt Securities--Global Debt Securities" in the accompanying Prospectus will be applicable to the Notes.

    The following is based on information furnished by the Depositary.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in a Global Note representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note representing Notes will not receive Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued or upon the occurrence of certain other events described herein.

    To facilitate subsequent transfers, all Global Notes representing Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no exchange in Beneficial Ownership. The Depositary has no knowledge of the actual beneficial owners of the Global Notes representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Note representing the Notes. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the Global Notes representing the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and will be the responsibility of such

Participants and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the Notes or the disbursement of payments in respect thereof.

    The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Notes in definitive form are required to be printed and delivered. The Company may decide to discontinue use of a system of book-entry transfers through the Depositary (or a successor securities depositary). In the event, Notes in definitive form will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

                             UNITED STATES TAXATION

    The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations or dealers in securities or foreign currencies, persons holding Notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, United States Holders whose functional currency (as defined in Code Section 985) is not the United States dollar or persons who have ceased to be United States citizens or to be subject to tax as resident aliens. Persons considering the purchase of Notes are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    As used herein, the term "United States Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    PAYMENTS OF INTEREST

    Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be subject to tax in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, Indexed Notes, foreign currency notes and currency indexed notes, are described under "Original Issue Discount Notes," "Indexed Notes," and "Foreign Currency Notes" below.

    ORIGINAL ISSUE DISCOUNT NOTES

    A Note that has an "issue price" that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for United States federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, an objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will have qualified stated interest if interest is unconditionally payable at least annually during the term of the Note at a rate that is considered to be a single qualified floating rate or a single objective rate under the following rules. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and are urged to consult their tax advisers with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

    If the difference between a Note's stated redemption price at maturity and its issue price is less than a DE MINIMIS amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a DE MINIMIS amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Notes.

    A United States Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for United States federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for United States federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

    Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

    Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and are urged to consult their tax advisers with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

    The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized (excluding any amounts attributable to unpaid interest accrued between interest payment dates, which will be treated as interest) on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. See "Payments of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any original issue discount previously includible in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

    Gain or loss realized on the sale, exchange or retirement of a Note that is not an Indexed Note, a currency indexed Note or a Floating Rate Note that provides for contingent payments will be capital gain or loss (except, in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income). See "Original Issue Discount Notes" above. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be subject to tax at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

    AMORTIZABLE BOND PREMIUM

    If a United States Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period from the United States Holder's acquisition date to the earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

    If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service.

    INDEXED NOTES

    The OID Regulations address, among other things, the accrual of original issue discount on, and the character of gain realized on the sale, exchange or retirement of, debt instruments providing for contingent payments. Prospective Holders of Indexed Notes or Floating Rate Notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement and are urged to consult their tax advisers regarding the United States federal income tax consequences of the ownership and disposition of such Notes.

    FOREIGN CURRENCY NOTES

    Unless otherwise indicated in a Note or in an applicable Pricing Supplement, the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. If any of the Notes are to be denominated other than in United States dollars or if the principal of, and interest on, the Notes, and any premium provided for in any Note is to be payable in or by reference to a currency (or in composite currency units or in amounts determined by reference to one or more currencies) other than that in which such Note is denominated or the value, rate or price of one or more specified indices, the United States federal income tax consequences thereof will be set forth in the applicable Pricing Supplement.

    EXCHANGEABLE NOTES

    Prospective United States Holders of Exchangeable Notes should refer to the applicable Pricing Supplement for a discussion of the United States federal income tax consequences of the ownership and disposition or exchange of such Notes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest or dividend payments. United States Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

    Under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

        (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) if the Note is a Registered Note, the statement requirement set forth in
    Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

       (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

    The portfolio interest exemption from withholding tax described in subparagraph (a) above will not apply to contingent interest if the amount of such interest is determined with reference to the profitability of the Company or a related person. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect any interest on the Notes to be subject to this provision.

    Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a Registered Note, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent generally to the effect that the beneficial owner of the Note is not a United States Holder. Under current United States Treasury Regulations, which apply to both stated interest and sale or exchange proceeds if either is paid with respect to a Note on or before December 31, 1998, such requirement generally will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, or any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Recently issued final United States Treasury Regulations (the "Final Regulations"), which apply to interest (including certain original issue discount) and sale or exchange proceeds paid with respect to a Note after December 31, 1998, also provide that the requirement of Sections 871(h) and

881(c) generally will be fulfilled if beneficial owners (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the two conditions set forth in the preceding sentence. However, a beneficial owner that is a foreign estate or trust (or fiduciary thereof), a foreign partnership that has entered into a withholding agreement with the Internal Revenue Service, or a United States Alien Holder holding a Note through its United States branch will be required to provide its TIN, in addition to its name and address, on the statement set forth on the Form W-8. Foreign partnerships and their partners should consult their tax advisers regarding possible additional reporting requirements under the Final Regulations.

    If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax on stated interest and sale or exchange proceeds paid with respect to a Notes on or before December 31, 1998. To obtain an exemption from withholding tax on interest (including certain original issue discount) and sale or exchange proceeds paid with respect to a Note after December 31, 1998, the Final Regulations generally require such a United States Alien Holder to provide to the withholding agent a Form W-8 on which such Holder provides its name, address and TIN and states, under penalties of perjury, that the payments (or original issue discount) are effectively connected with such Holder's United States trade or business. In addition, if such United States Alien Holder is a corporation, it may be subject to a branch profits tax equal to 30% (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

    Under Section 2105(b) of the United States federal estate tax law, a Note or coupon held by an individual who is not a citizen or resident of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons. Under current Treasury Regulations, backup withholding will not apply to payments made on a Registered Note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge and does not have reason to know that the payee is a United States person.

    Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (in the case of payments made after December 31, 1998) a foreign partnership (i) at least 50 percent of the capital or profit interests in which are owned by United States persons or (ii) that has a United States trade or business, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under the Final Regulations, backup withholding may apply to any payment made after December 31, 1998, that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    United States Alien Holders of Notes are urged to consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    The Notes are being offered on a continuing basis for sale by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes, and the Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. In addition, the Company may arrange for the Notes to be sold through other agents, may sell Notes directly on its own behalf any may solicit and accept offers, and accept unsolicited offers, to purchase Notes directly on its own behalf or from any other broker or dealer. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers to purchase in whole or in part whether placed directly with the Company or through one of the Agents. The Agents will have the right, in their discretion, to reject in whole or in part any offer to purchase Notes received by them. The Company will pay each Agent, in the form of a discount or otherwise, a commission, ranging from
 .125% to .750% of the principal amount of a Note, depending on its Stated Maturity Date. Commissions with respect to Notes with a Stated Maturity Date in excess of 30 years from the date of issue which are sold through an Agent will be agreed to by the Company and such Agent at the time of such sale.

    In addition, the Agents may offer the Notes they have purchased as principal to other dealers for resale to investors and may allow to such dealers any portion of the discount received by such Agent from the Company in connection with the sale of such Notes. Unless otherwise indicated in the applicable Pricing Supplement, any Notes sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission as described above applicable to any agency sale of a Note with an identical Stated Maturity Date, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions as described above. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and discount may be changed.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

    No Note will have an established trading market when issued, and unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

    Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse each of the Agents for certain expenses.

    Subject to certain exceptions, until a distribution of the Notes is completed, the rules of the Commission may limit the ability of the Agents and certain other dealers to bid for and purchase the Notes and any security (a "Reference Security") into which the Notes may be converted, exchanged, exercised or which may in whole or in significant part determine the value of the Notes.

    In connection with an offering of Notes purchased by one or more of the Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of the Notes or any Reference Security. Such transactions may consist of bids or purchases of Notes or the Reference Security for the purpose of pegging, fixing or maintaining the price of the Notes or the Reference Security. If the Agent creates or the Agents create, as the case may be, a short position in the Notes, I.E., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the securities to be higher than it might be in the absence of such purchases.

    In an offering of Notes by more than one Agent, each Agent may be able to impose a penalty bid on the other Agents and certain other dealers. This means that if an Agent purchases Notes in the open market to reduce the short position of other Agents or to stabilize the price of the Notes, that Agent may reclaim the amount of the selling concession from the Agents or dealers who sold the Notes. The imposition of a penalty bid might also have an effect on the price of the Notes to the extent that it may discourage resales of the Notes.

    Neither the Company nor any Agent makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or any Reference Security. In addition, neither the Company or any Agent makes any representations that any Agent will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In the ordinary course of their respective businesses, certain of the Agents and/or certain of their affiliates have in the past engaged, and may in the future engage, in commercial banking transactions with the Company, and the Agents and/or certain of their affiliates have in the past engaged, and may in the future engage, in investment banking transactions with the Company.

    Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indenture referred to herein.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Certain other legal matters in connection with the offering will be passed upon for the Company by Susan L. Harris, Senior Vice President and General Counsel--Corporate Affairs, and by Davis Polk & Wardwell. Certain legal matters in connection with the offering of the Notes will be passed upon for the Agents by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Ms. Harris, Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP will rely on Piper & Marbury LLP as to matters of Maryland law. Ms. Harris holds stock, restricted stock and options to purchase stock granted under the Company's employee stock plans, which in the aggregate represent less than 1% of the Company's common stock. David W. Ferguson, a partner of Davis Polk & Wardwell, is a director of the Company's New York-domiciled life insurance subsidiary. Skadden, Arps, Slate, Meagher & Flom LLP from time to time provides services to the Company and its subsidiaries.

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
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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                          PROSPECTUS SUPPLEMENT
                                                                            PAGE
                                                                            ----
Description of Notes......................................................   S-2
United States Taxation....................................................  S-19
Plan of Distribution......................................................  S-25
Legal Matters.............................................................  S-26


                                PROSPECTUS
Available Information.....................................................     3
Incorporation of Certain Documents by Reference...........................     4
The Company...............................................................     5
The SunAmerica Trusts.....................................................     5
Use of Proceeds...........................................................     9
Consolidated Ratios of Earnings to Fixed
  Charges and Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividends...............................................    10
Description of the Senior Debt Securities
  and Subordinated Debt Securities........................................    11
Description of the Junior Subordinated Debt Securities....................    19
Description of Capital Stock..............................................    26
Description of Depositary Shares..........................................    30
Description of Warrants...................................................    34
Description of the Preferred Securities...................................    34
Description of the Preferred Securities Guarantees........................    36
Description of the Stock Purchase Contracts and Stock Purchase Units......    39
Plan of Distribution......................................................    39
Legal Matters.............................................................    40
Experts...................................................................    40
ERISA Matters.............................................................    41

                                  $500,000,000

                                     [LOGO]

                               MEDIUM-TERM NOTES,

                                    SERIES 3

                               ------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                         DEUTSCHE MORGAN GRENFELL INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                            EDWARD JONES & CO., L.P.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                             NATIONSBANC MONTGOMERY
                               SMITH BARNEY INC.

                               NOVEMBER 26, 1997

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